Exhibit (d)(18)
PACIFIC SELECT FUND
FEE SCHEDULE
GOLDMAN SACHS ASSET MANAGEMENT, L.P.
Effective: February 1, 2005
Portfolio: Short Duration Bond
     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Short Duration Bond Portfolio according to the following calculation:

(a)	0.25% on the first $50 million of the Combined Assets as defined below,
0.20% on the next $50 million of the Combined Assets, plus
0.17% on the next $100 million of the Combined Assets, plus
0.13% on the next $100 million of the Combined Assets, plus
0.10% on the next $700 million of the Combined Assets, plus
0.07% on Combined Assets above $1 billion; multiplied by

(b)	The ratio of the Short Duration Bond Portfolio’s average daily net assets over the Combined Assets.
For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the Short Duration Bond Portfolio of the Pacific Select Fund and the average daily net assets of the PF Goldman Sachs Short Duration Bond Fund of Pacific Funds.
Portfolio: Concentrated Growth
     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Concentrated Growth Portfolio according to the following calculation:

(a)	0.50% on the first $200 million,
0.40% on the next $800 million, plus
0.35% on assets above $1 billion
All Portfolios: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of January 18, 2005.
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer	Attest: /s/ Laurene E. MacElwee
Name: Glenn S. Schafer		Name: Laurene E. MacElwee
Title: President		Title: Assistant Vice President

By:	/s/ Audrey L. Milfs	Attest: /s/ Laurene E. Mac Elwee

Name: Audrey L. Milfs		Name: Laurene E. MacElwee
Title: Vice President and Secretary		Title: Assistant Vice President
GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ James A. McNamara	Attest: /s/ Peter V. Bonanno
Name:		Name:
Title:		Title:
PACIFIC SELECT FUND

By:	/s/ Glenn S. Schafer	Attest: /s/ Audrey L. Milfs
Name: Glenn S. Schafer		Name: Audrey L. Milfs
Title: President		Title: Secretary